Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

between

GREATBATCH, INC.

and

QIG GROUP, LLC

(to be converted into Nuvectra Corporation)

dated as of                         , 2016

i

ii

SCHEDULES

Schedule	Description

I	Internal Transactions
II	Nuvectra Employees
1.1(a)	Greatbatch Marks
1.1(b)	D&O Policies
1.1(c)	Insurance Policies
1.1(d)	Nuvectra Intellectual Property
1.1(e)	Nuvectra Marks
2.2(a)	Form of Certificate of Incorporation of Nuvectra
2.2(b)	Form of Bylaws of Nuvectra
3.2	Surviving Agreements
3.7(j)(i)	Nuvectra Controlled Proceedings
3.7(j)(ii)	Joint Controlled Proceedings

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT is entered into as of                     , 2016, between Greatbatch, Inc., a Delaware corporation (“Greatbatch”), and QiG Group, LLC, a Delaware limited liability company (“QiG”), which in connection with the transactions contemplated hereby will be converted into Nuvectra Corporation, a Delaware corporation (“Nuvectra”). Greatbatch and Nuvectra are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” References to Nuvectra are deemed to include, for all periods prior to the Nuvectra Conversion (defined below), QiG. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I hereof.

RECITALS

WHEREAS, Nuvectra is a direct Subsidiary of GB Ltd. and an indirect Subsidiary of Greatbatch;

WHEREAS, the Board of Directors of Greatbatch has determined that it would be appropriate and in the best interests of Greatbatch and its stockholders to separate the Nuvectra Business from the Greatbatch Business;

WHEREAS, it is the intention of the Parties that following the Separation and prior to the Distribution, QiG will be converted from a Delaware limited liability company into a Delaware corporation in accordance with the Delaware Limited Liability Company Act (the “Nuvectra Conversion”);

WHEREAS, in furtherance thereof, the Board of Directors of Greatbatch has determined that, following the Separation, it would be appropriate and in the best interests of Greatbatch and its stockholders for Greatbatch to distribute (the “Distribution”) on a pro rata basis to the holders of outstanding shares of common stock, par value $0.001 per share, of Greatbatch (“Greatbatch Common Stock”) all of the outstanding shares of common stock, par value $0.001 per share, of Nuvectra (“Nuvectra Common Stock”) owned by Greatbatch as of the Distribution Date immediately prior to the Distribution Time;

WHEREAS, for U.S. federal income tax purposes, the Separation and Distribution together are intended to qualify as a reorganization under Sections 355 and 368 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Parties intend in this Agreement, including the Schedules hereto, to set forth the principal arrangements between them regarding the Separation and the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“AAA” has the meaning set forth in Section 5.3(a).

“AAA Rules” has the meaning set forth in Section 5.3(a).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement and includes all Schedules attached hereto or delivered pursuant hereto.

“Ancillary Agreements” has the meaning set forth in Section 2.5.

“Arbitration Act” means the United States Arbitration Act, 9 U.S.C. §§ 1 et seq.

“Arbitration Demand Notice” has the meaning set forth in Section 5.3(a).

“Assets” means all rights, properties or assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by applicable Law or executive order to close.

“Code” has the meaning set forth in the recitals to this Agreement.

“Confidential Information” has the meaning set forth in Section 6.8(a).

“Consent” means any consents, waivers or approvals from, or notification requirements to, any third parties, including any notices or reports to be submitted to, filings to be made with, or consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Contract” means any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Covered Matter” has the meaning set forth in Section 6.9(k).

“D&O Policy” means the directors and officers insurance policy or policies (including any agreements related to such policies) set forth in Schedule 1.1(b).

“Dispute” has the meaning set forth in Section 5.1.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Agent” has the meaning set forth in Section 4.1.

“Distribution Date” means the date on which the Distribution occurs, such date to be determined by, or under the authority of, the Board of Directors of Greatbatch in its sole and absolute discretion.

“Distribution Multiple” means the number determined by the Greatbatch Board of Directors in its sole discretion at the time of its approval of the Distribution as the number of shares of Nuvectra Common Stock to be distributed in respect of each share of Greatbatch Common Stock, which number will be multiplied by the number of shares of Greatbatch Common Stock outstanding on the Record Date to determine the number of shares of Nuvectra Common Stock to be issued and outstanding immediately prior to the Distribution Time.

“Distribution Time” means the time at which the Distribution is effective on the Distribution Date.

“Employee Matters Agreement” means the Employee Matters Agreement, dated the date hereof, by and between Greatbatch and Nuvectra.

“Escalation Notice” has the meaning set forth in Section 5.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GB Ltd.” means Greatbatch Ltd., a New York corporation and a wholly owned subsidiary of Greatbatch and the parent corporation of QiG.

“Good Faith Judgment” shall mean (a) the good faith judgment of the General Counsel of Greatbatch or Nuvectra, as the case may be, in office immediately after the Distribution Time, or (b) the good faith judgment of a successor General Counsel of Greatbatch or Nuvectra in office after the Distribution Time, as the case may be, or (c) the good faith judgment of the chief executive officer or chief financial officer of either Greatbatch or Nuvectra, as applicable, following his consultation with outside counsel or other advisors.

“Greatbatch” has the meaning set forth in the preamble to this Agreement.

“Greatbatch Assets” means all Assets of Greatbatch, Nuvectra, and their respective Subsidiaries, excluding the Nuvectra Assets.

“Greatbatch Books and Records” means the corporate books and records (whether in hard copy or electronic format and including all minute books, corporate charters and bylaws or comparable constitutive documents, records of share issuances and related corporate records) of the Greatbatch Group and such other books and records, including operating, accounting, engineering, corporate department and any other written record, whether in hard copy or electronic format, to the extent they relate to the Greatbatch Business, the Greatbatch Assets, or the Greatbatch Liabilities, excluding the Nuvectra Books and Records. Notwithstanding the foregoing, “Greatbatch Books and Records” shall not include any Tax Returns or other information, documents or materials relating to Taxes. For the avoidance of doubt, no Information meeting the definition of “Greatbatch Books and Records” shall be deemed not to be Greatbatch Books and Records because it is provided (or made available) by any member of the Greatbatch Group to any member of the Nuvectra Group after the Distribution Time in connection with the provision of services pursuant to the Transition Services Agreement, or because it is generated, maintained or held by any member of the Nuvectra Group in connection with the provision of services pursuant to the Transition Services Agreement after the Distribution Time. Furthermore, Nuvectra and Greatbatch each acknowledge and agree that the Greatbatch Books and Records described in the immediately preceding sentence shall belong solely to Greatbatch and shall not, as between the Parties, be considered Privileged Information of Nuvectra.

“Greatbatch Business” means the business and operations conducted by the Greatbatch Group other than the Nuvectra Business.

“Greatbatch Common Stock” has the meaning set forth in the recitals to this Agreement.

“Greatbatch Group” means Greatbatch and the Subsidiaries of Greatbatch, other than the Nuvectra Group.

“Greatbatch Indemnitees” has the meaning set forth in Section 3.3.

“Greatbatch Intellectual Property” means all intellectual property rights, including the Greatbatch Marks, patents, copyrights, design rights, rights in know-how, trade secrets and other rights of a similar nature subsisting anywhere in the world, in each case whether registered or unregistered, and including all applications for the registration of the same, owned or used by any member of the Greatbatch Group or the Nuvectra Group on or prior to the Distribution Date, excluding the Nuvectra Intellectual Property.

“Greatbatch Liabilities” means all Liabilities of Greatbatch and its Subsidiaries, whether arising prior to, on or after the Distribution Date, other than the Nuvectra Liabilities.

“Greatbatch Marks” means trade names, registered and unregistered trademarks, service marks, domain names and e-mail addresses used on or in connection with the Greatbatch Business or the Nuvectra Business, including any such names, marks, domain names and e-mail addresses that incorporate the terms “Greatbatch” or any related trademarks or trade names, or any translations or derivatives thereof, or any terms of a confusingly similar nature, and all goodwill embodied in the foregoing, excluding the Nuvectra Marks.

“Governmental Authority” shall mean any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” means either the Greatbatch Group or the Nuvectra Group.

“Indebtedness” of any specified Person means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (f) all Liabilities secured by (or for which any Person to which any such liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become Liabilities of the specified Person, (g) all capital lease obligations of such specified Person, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations, and (i) any liability of others of a type described in any of the preceding clauses (a) through (h) in respect of which the specified Person has incurred, assumed or acquired a liability by means of a guaranty, excluding any obligations related to Taxes.

“Indemnifiable Loss” has the meaning set forth in Section 3.5(a).

“Indemnifying Party” has the meaning set forth in Section 3.5(a).

“Indemnitee” has the meaning set forth in Section 3.5(a).

“Indemnity Payment” has the meaning set forth in Section 3.5(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Information Statement” means the information statement and any related documentation to be provided to holders of Greatbatch Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Insurance Policies” means any insurance policies (including any agreements related to such policies) together with all rights, benefits and privileges thereunder; provided, however, that any D&O Policies shall not constitute Insurance Policies.

“Insurance Proceeds” means those monies:

(a) received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective; or

(b) paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective on behalf of the insured; in any such case net of any out-of-pocket costs or expenses incurred in the collection thereof.

“Intercompany Agreement” means any Contract between any member of the Nuvectra Group, on the one hand, and any member of the Greatbatch Group, on the other hand, entered into prior to the Distribution Time, excluding any Contract to which a Person other than Greatbatch, Nuvectra or a member of the Greatbatch Group or Nuvectra Group is a party.

“Internal Transactions” means the transactions set forth in Schedule I.

“Law” means any law, statute, ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.

“Liabilities” means any and all Indebtedness, liabilities and obligations (other than Taxes), whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law, Proceeding or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract.

“License Agreements” means (i) that certain restricted license agreement dated as of the date hereof between GB Ltd. and Nuvectra, (ii) that certain unrestricted license agreement dated as of the date hereof between GB Ltd. and Nuvectra and (iii) that certain license agreement dated as of the date hereof between GB Ltd. and NeuroNexus Technologies, Inc.

“Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, fines and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder, other than Taxes, including the costs and expenses of any and all Proceedings, and settlements and compromises relating thereto, and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses.

“Nuvectra” has the meaning set forth in the preamble to this Agreement.

“Nuvectra Assets” means only the following Assets of Greatbatch, Nuvectra and their respective Groups:

(i) all of the outstanding classes of capital stock or other equity interests of the members of the Nuvectra Group that are owned beneficially or of record by Nuvectra or any member of the Nuvectra Group as of the Distribution Time;

(ii) all Assets reflected on the Nuvectra Pro Forma Balance Sheet or any subledger thereto that are owned by Greatbatch, Nuvectra or any other member of their respective Groups as of the Distribution Time;

(iii) all Assets expressly contributed, assigned, transferred, conveyed or delivered to Nuvectra or any other member of the Nuvectra Group pursuant to the Ancillary Agreements;

(iv) all Assets owned by Greatbatch, Nuvectra or any member of their respective Groups as of the Distribution Time that were acquired or created after the date of the Nuvectra Pro Forma Balance Sheet and that are of a nature or type that would have resulted in them being reflected on a pro forma condensed combined balance sheet of Nuvectra and its Subsidiaries and the notes or subledgers thereto as of the Distribution Time (were the balance sheet, notes and subledgers to be prepared as of that time) on a basis consistent with the determination of the Assets reflected on the Nuvectra Pro Forma Balance Sheet or any subledger thereto, including Assets allocated to Nuvectra in accordance with the definition of “Separation” herein; and

(v) the Nuvectra Intellectual Property.

“Nuvectra Books and Records” means the corporate books and records (whether in hard copy or electronic format and including all minute books, corporate charters and bylaws or comparable constitutive documents, records of share issuances and related corporate records) of or any member of the Nuvectra Group and such other books and records, whether in hard copy or electronic format, to the extent they exclusively relate to the Nuvectra Business, the Nuvectra Assets or the Nuvectra Liabilities, including, without limitation, all such books and records exclusively relating to Persons who are employees of any member of the Nuvectra Group as of the Distribution Time, the purchase of materials, supplies and services, dealings with customers of the Nuvectra Business, and all files relating to any Proceeding the liability with respect to which is a Nuvectra Liability. Notwithstanding the foregoing, “Nuvectra Books and Records” shall not include any Tax Returns or other information, documents or materials relating to Taxes. For the avoidance of doubt, no Information meeting the definition of “Nuvectra Books and Records” shall be deemed not to be Nuvectra Books and Records because it is provided (or made available) by any member of the Nuvectra Group to any member of the Greatbatch Group after the Distribution Date in connection with the provision of services by any member of the Greatbatch Group pursuant to the Transition Services Agreement, or because it is generated, maintained or held in connection with the provision of services by any member of the Greatbatch Group pursuant to the Transition Services Agreement after the Distribution Date. Furthermore, Nuvectra and Greatbatch each acknowledge and agree that the Nuvectra Books and Records described in the immediately preceding sentence shall belong solely to Nuvectra and shall not, as between the Parties, be considered Privileged Information of Greatbatch.

“Nuvectra Business” means the business and operations conducted by the Nuvectra Group as of the Distribution Date, as such business and operations are described in the Information Statement.

“Nuvectra Common Stock” has the meaning set forth in the recitals to this Agreement.

“Nuvectra Conversion” has the meaning set forth in the recitals to this Agreement.

“Nuvectra Group” means Nuvectra and each Person that is a Subsidiary of Nuvectra immediately prior to the Distribution Time.

“Nuvectra Indemnitees” has the meaning set forth in Section 3.4.

“Nuvectra Intellectual Property” means the Nuvectra Marks and the patents, copyrights, design rights, rights in know-how, trade secrets and other rights of a similar nature, including all applications for the registration of the same set forth on Schedule 1.1(d).

“Nuvectra Liabilities” shall mean (without duplication):

(i) all Liabilities reflected on the Nuvectra Pro Forma Balance Sheet or any subledger thereto that remain outstanding as of the Distribution Time;

(ii) all other Liabilities that are incurred or accrued by Greatbatch, Nuvectra or any of their respective Subsidiaries after the date of the Nuvectra Pro Forma Balance Sheet and that remain outstanding as of the Distribution Time that are of a nature or type that would have resulted in the Liabilities being reflected on a pro forma condensed combined balance sheet of Nuvectra and its Subsidiaries and the notes or subledgers thereto as of the Distribution Time (were the balance sheet, notes or subledgers to be prepared as of that time) on a basis consistent with the determination of the Liabilities reflected on the Nuvectra Pro Forma Balance Sheet or any subledger thereto;

(iii) all Liabilities delegated or allocated to, or assumed by, Nuvectra or any other member of the Nuvectra Group under this Agreement, any Ancillary Agreement or any Surviving Agreement; and

(iv) except as otherwise expressly provided in this Agreement or one or more Ancillary Agreements, all Liabilities arising out of the Nuvectra Assets or the operation of the Nuvectra Business (including all Liabilities arising out of the use by any member of the Nuvectra Group of any of the Greatbatch Intellectual Property), whether prior to, on or after the Distribution Date and whether or not such Liabilities arise out of, result from or relate to any service or function used by Nuvectra at facilities or locations shared with any member of the Greatbatch Group or any service or function performed by any member of the Greatbatch Group for (but not exclusively for) Nuvectra.

For the avoidance of doubt: (A) Liabilities that are Nuvectra Liabilities pursuant to the definition set forth in clause (iv) of the immediately preceding sentence shall not be excluded from the definition of Nuvectra Liabilities simply because such Nuvectra Liabilities are attributable to, relate to, arose out of or resulted from operations or Assets no longer owned by

Greatbatch, any other member of the Greatbatch Group or Nuvectra as of the Distribution Time (e.g., previously sold, disposed or lost operations or Assets); (B) the designation in this Agreement of any Liability as a Nuvectra Liability shall be binding on the Nuvectra Group, notwithstanding that such Liability may arise out of, directly or indirectly, the negligence, gross negligence, strict liability or other legal fault of any one or more members of the Greatbatch Group; and (C) except as expressly set forth in this Agreement or an Ancillary Agreement, the designation in this Agreement of Liabilities as Nuvectra Liabilities or Greatbatch Liabilities is only for purposes of allocating responsibility for such Liabilities as between the Parties and their respective Groups and shall not affect any obligations to, or give rise to any rights of, any third parties.

“Nuvectra Marks” means trade names, trademarks, service marks, domain names and e-mail addresses used in connection with the Nuvectra Business that are listed on Schedule 1.1(e), and all goodwill embodied in the foregoing.

“Nuvectra Pro Forma Balance Sheet” means the unaudited condensed combined pro forma balance sheet of Nuvectra and its Subsidiaries as of                      included in the Information Statement.

“NYSE” means the New York Stock Exchange.

“Party” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Prior Transfer” means (i) a transfer prior to the date of this Agreement of any Nuvectra Asset from Greatbatch or any other member of the Greatbatch Group to Nuvectra or any other member of the Nuvectra Group, (ii) an assumption prior to the date of this Agreement by Nuvectra or any other member of the Nuvectra Group of any of the Nuvectra Liabilities from Greatbatch or any other member of the Greatbatch Group, (iii) a transfer prior to the date of this Agreement of any Greatbatch Asset from Nuvectra or any other member of the Nuvectra Group to Greatbatch or any other member of the Greatbatch Group, or (iv) an assumption prior to the date of this Agreement by Greatbatch or any other member of the Greatbatch Group of any of the Greatbatch Liabilities from Nuvectra or any other member of the Nuvectra Group.

“Privilege” has the meaning set forth in Section 6.5(a).

“Privileged Information” has the meaning set forth in Section 6.5(a).

“Proceedings” means any claim, demand, action, suit, litigation, dispute, audit, inquiry, order, writ, injunction, judgment, assessment, decree, grievance, arbitral action, investigation or other proceeding by or before any Governmental Authority.

“Record Date” means the close of business on the date to be determined by the Board of Directors of Greatbatch as the record date for determining stockholders of Greatbatch entitled to receive shares of Nuvectra Common Stock on the Distribution Date pursuant to Section 4.2.

“Record Holders” has the meaning set forth in Section 4.1.

“Registration Statement” means the registration statement on Form 10 of Nuvectra with respect to the registration under the Exchange Act of the Nuvectra Common Stock, including any amendments or supplements thereto.

“SEC” means the United States Securities and Exchange Commission.

“Separation” means:

(i) the transfer to Nuvectra or any other member of the Nuvectra Group of all rights, titles and interests of Greatbatch or any other member of the Greatbatch Group in any Nuvectra Assets that are held by Greatbatch or any member of the Greatbatch Group;

(ii) the assumption by Nuvectra or any other member of the Nuvectra Group of any Nuvectra Liabilities that were incurred by, or as to which there exists any obligation of Greatbatch or any other member of the Greatbatch Group;

(iii) the transfer to Greatbatch or any other member of the Greatbatch Group of all rights, titles and interests of Nuvectra or any other member of the Nuvectra Group in any Greatbatch Assets that are held by Nuvectra or any other member of the Nuvectra Group;

(iv) the assumption by Greatbatch or any other member of the Greatbatch Group of any Greatbatch Liabilities that were incurred by, or as to which there exists any obligation of Nuvectra or any other member of the Nuvectra Group; and

(v) the issuance by Nuvectra to GB Ltd., for subsequent distribution to Greatbatch, of a number of shares of Nuvectra Common Stock, such that the number of shares of Nuvectra Common Stock issued and outstanding immediately before the Distribution Time will equal the product of (A) the Distribution Multiple and (B) the number of shares of Greatbatch Common Stock issued and outstanding as of the Record Date.

“Shared Person” has the meaning set forth in Section 4.3.

“Spin-off Agreements” has the meaning set forth in Section 2.5.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its Subsidiaries, or by such specified Person and one or more of its Subsidiaries.

“Supply Agreements” means the Supply Agreement and the Product Component Framework Agreement, each dated as of the date hereof, by and between GB Ltd. and Nuvectra.

“Surviving Agreements” has the meaning set forth in Section 3.2.

“Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Returns” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement, dated the date hereof, by and between Greatbatch and Nuvectra.

“Third Party Claim” has the meaning set forth in Section 3.7(a).

“Transition Services Agreement” means the Transition Services Agreement, dated the date hereof, between Greatbatch, as service provider, and Nuvectra, as service receiver.

Section 1.2 Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words used in the plural include the singular;

(b) if a word or phrase is defined in this Agreement, its other grammatical forms, as used in this Agreement, shall have a corresponding meaning;

(c) reference to any gender includes the other gender and the neuter;

(d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “shall” and “will” are used interchangeably and have the same meaning;

(f) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(h) all references to a specific time of day in this Agreement shall be based upon Eastern Standard Time or Eastern Daylight Savings Time, as applicable, on the date question;

(i) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;

(j) accounting terms used herein shall have the meanings historically ascribed to them by Greatbatch and its Subsidiaries, including Nuvectra and its Subsidiaries, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(k) reference to any Article, Section or Schedule means such Article or Section of, or such Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(l) the words “this Agreement,” “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(m) the term “commercially reasonable efforts” means efforts which are commercially reasonable to enable a Party, directly or indirectly, to satisfy a condition to or otherwise assist in the consummation of a desired result and which do not require the performing Party to expend funds or assume Liabilities other than expenditures and Liabilities which are customary and reasonable in nature and amount in the context of a series of related transactions similar to the Separation;

(n) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(o) reference to any Law (including statutes and ordinances) means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(p) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(q) if there is any conflict between the provisions of the main body of this Agreement and the Schedules hereto, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise in such Schedule;

(r) if there is any conflict between the provisions of this Agreement and any Ancillary Agreement, the provisions of such Ancillary Agreement shall control (but only with respect to the subject matter thereof and that Ancillary Agreement) unless explicitly stated otherwise therein;

(s) the titles to Articles and headings of Sections contained in this Agreement, in any Schedule and in the table of contents to this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

(t) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

ARTICLE II

SEPARATION AND RELATED TRANSACTIONS

Section 2.1 The Separation. Each of Greatbatch and Nuvectra will use commercially reasonable efforts to take, or cause to be taken, any actions, including the transfer of Assets, the assumption of Liabilities, and the Internal Transactions, necessary to effect the Separation on or prior to the Distribution Date. As of and after the Distribution Time, the Nuvectra Group will, as between the Nuvectra Group and the Greatbatch Group, be responsible for all Nuvectra Liabilities, regardless of when or where such Nuvectra Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless of where or against whom such Nuvectra Liabilities are asserted or determined or whether asserted or determined prior to, at or after the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of statute or Law, fraud or misrepresentation, breach of contract or other theory, by any member of the Greatbatch Group or the Nuvectra Group or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates. As of and after the Distribution Time, Greatbatch and the Greatbatch Group will, as between the Greatbatch Group and the Nuvectra Group, be responsible for all Greatbatch Liabilities, regardless of when or where such Greatbatch Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless of where or against whom such Greatbatch Liabilities are asserted or determined or whether asserted or determined prior to, at or after the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of statute or Law, fraud or misrepresentation, breach of contract or other theory, by any member of the Greatbatch Group or the Nuvectra Group or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates. Each of Greatbatch and Nuvectra agrees on behalf of itself and each of its Subsidiaries and Affiliates as of the Distribution Time that the provisions of the Tax Matters Agreement shall exclusively govern the allocation of Tax Items (as defined in the Tax Matters Agreement).

Section 2.2 Charter and Bylaws. At the Distribution Time, the Certificate of Incorporation and the By-laws of Nuvectra shall be substantially in the forms of Schedule 2.2(a) and Schedule 2.2(b), respectively.

Section 2.3 Instruments of Transfer and Assumption. Greatbatch and Nuvectra agree that (i) transfers of Assets required to be transferred by this Agreement shall be effected by delivery by the transferring entity to the transferee of such good and sufficient instruments of contribution, conveyance, assignment and transfer, in form and substance reasonably satisfactory to Greatbatch and Nuvectra, as shall be necessary, in each case, to vest in the designated transferee all of the title and ownership interest of the transferor in and to any such Asset, and (ii) to the extent necessary, the assumption of the Liabilities contemplated pursuant to Section 2.1 shall be effected by delivery by the transferee to the transferor of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to Greatbatch and Nuvectra, as shall be necessary for the assumption by the transferee of such Liabilities. Greatbatch and Nuvectra agree that, to the extent that the documents described in clause (i) and clause (ii) of the immediately preceding sentence have not previously been delivered in connection with any Prior Transfers, the documents relating to such Prior Transfers shall be delivered by the appropriate Party or Subsidiary thereof. Each Party also agrees to deliver to the other Party such other documents, instruments and writings as may be reasonably requested by the other Party in connection with the transactions contemplated hereby or by Prior Transfers.

Section 2.4 No Representations or Warranties. Except as expressly set forth in this Agreement or in an Ancillary Agreement, Nuvectra and Greatbatch understand and agree that (a) no member of the Greatbatch Group is making any representation or warranty of any kind whatsoever, express or implied, to Nuvectra or any member of the Nuvectra Group in any way as to the Nuvectra Business, the Nuvectra Assets, the Nuvectra Liabilities or the Nuvectra Intellectual Property and (b) no member of the Nuvectra Group is making any representation or warranty of any kind whatsoever, express or implied, to Greatbatch or any member of the Greatbatch Group in any way as to the Greatbatch Business, the Greatbatch Assets, the Greatbatch Liabilities or the Greatbatch Intellectual Property. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING (X) THE TRANSFERS, LICENSES AND ASSUMPTIONS REFERRED TO IN THIS ARTICLE II (INCLUDING PRIOR TRANSFERS) HAVE BEEN, OR WILL BE, MADE WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY NATURE, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (A) THE VALUE OR FREEDOM FROM ENCUMBRANCE OF, ANY ASSETS, (B) THE CONDITION OR SUFFICIENCY OF ANY ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, MARKETABILITY, TITLE, VALUE, FREEDOM FROM ENCUMBRANCE OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OR DISCHARGED FROM, SUCH ASSETS), (C) THE NON-INFRINGEMENT OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY, (D) ANY OTHER MATTER CONCERNING ANY ASSETS OR (E) AS TO THE LEGAL SUFFICIENCY TO CONVEY TITLE TO ANY ASSETS, AND (Y) THE INSTRUMENTS OF TRANSFER OR ASSUMPTION REFERRED TO IN THIS ARTICLE II SHALL NOT INCLUDE ANY REPRESENTATIONS AND WARRANTIES OTHER THAN AS SPECIFICALLY PROVIDED HEREIN. GREATBATCH AND NUVECTRA HEREBY ACKNOWLEDGE AND AGREE THAT ALL ASSETS TRANSFERRED OR LICENSED PURSUANT TO THIS ARTICLE II AND ALL ASSETS INCLUDED IN PRIOR TRANSFERS ARE BEING OR WERE TRANSFERRED “AS IS, WHERE IS.” To the extent that the instruments of transfer and assumption with respect to any Prior Transfers are inconsistent with this Section 2.4, Nuvectra and the Greatbatch Group agree that the inconsistent provisions of such instruments are hereby amended and superseded by the provisions of this Section 2.4. To the extent reasonably requested by a member of the Greatbatch Group or Nuvectra, each Party will, or will cause its Subsidiaries to, execute any documents necessary to evidence such amendment.

Section 2.5 Agreements. Prior to the Distribution Time, Greatbatch and Nuvectra shall execute and deliver (or shall cause their appropriate Subsidiaries to execute and deliver, as applicable) the agreements between them designated as follows:

(i) the Transition Services Agreement;

(ii) the Employee Matters Agreement;

(iii) the Tax Matters Agreement;

(iv) the License Agreements (collectively, items (i) through (iv) of this Section 2.5, the “Spin-off Agreements”);

(v) the Supply Agreements; and

(vi) such other written agreements, documents or instruments as the Parties may agree are necessary or desirable and which are delivered in connection with this Agreement (collectively, items (i) through (vi) of this Section 2.5, the “Ancillary Agreements”).

Section 2.6 Transfers Not Effected Prior to the Distribution Time.

(a) To the extent that any transfers contemplated by this Article II shall not have been consummated as of the Distribution Time, the Parties shall cooperate to effect such transfers as promptly following the Distribution Time as shall be practicable. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or operation of Law cannot be transferred or assumed; provided, however, that the Nuvectra Group and the Greatbatch Group shall cooperate and use their respective commercially reasonable efforts to obtain any necessary Consents for the transfer of all Assets and the assumption of all Liabilities contemplated to be transferred or assumed pursuant to this Article II and shall, even in the absence of necessary Consents, transfer the equitable ownership of Assets when such a transfer is permitted. In the event that any such transfer of Assets or assumption of Liabilities has not been consummated effective as of the Distribution Time (or such earlier time as any such Asset may have been acquired or Liability assumed), the Party retaining such Asset or Liability shall thereafter hold such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and retain such Liability for the account of the Party by whom such Liability is to be assumed pursuant hereto, and take such other action as may be reasonably requested by the Party to which such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such Party, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred or assumed as contemplated hereby. As and when any such Asset becomes transferable or such Liability can be assumed, such transfer or assumption shall be effected forthwith. Subject to the foregoing, the Parties agree that, as of the Distribution Time (or such earlier time as any such Asset may have been acquired or Liability assumed), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

(b) Beginning one year after the Distribution Date, if any Asset remains subject to an arrangement described in Section 2.6(a), the beneficial owner may (i) direct the Party acting as trustee to transfer the Asset to the beneficial owner, at the sole risk of such beneficial owner (who will thereafter indemnify the trustee/transferor from all Losses and Liabilities arising as a result of such transfer), (ii) direct the Party acting as trustee to sell or liquidate the subject Asset for the account of, and at the sole risk and expense of, such beneficial owner, who shall be entitled to receive all of the net proceeds of such sale or liquidation or (iii) continue the arrangement described in Section 2.6(a).

ARTICLE III

MUTUAL RELEASES; INDEMNIFICATION

Section 3.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 3.1(c), effective as of the Distribution Time, Nuvectra does hereby, for itself and each other member of the Nuvectra Group, their respective, successors and assigns, and all Persons who at any time prior to the Distribution Time have been stockholders, members, managers, directors, officers, agents or employees of any member of the Nuvectra Group (in each case, in their respective capacities as such), remise, release and forever discharge Greatbatch, each member of the Greatbatch Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, agents or employees of any member of the Greatbatch Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever to Nuvectra and each member of the Nuvectra Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Time, including in connection with the transactions and all other activities to implement any Prior Transfers, the Separation and the Distribution.

(b) Except as provided in Section 3.1(c), effective as of the Distribution Time, Greatbatch does hereby, for itself and each other member of the Greatbatch Group, their respective, successors and assigns, and all Persons who at any time prior to the Distribution Time have been stockholders, members, managers, directors, officers, agents or employees of any member of the Greatbatch Group (in each case, in their respective capacities as such), remise, release and forever discharge Nuvectra, each member of the Nuvectra Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, agents or employees of any member of the Nuvectra Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever to Greatbatch and each other member of the Greatbatch Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Time, including in connection with the transactions and all other activities to implement any Prior Transfers, the Separation and the Distribution.

(c) Nothing contained in Section 3.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement, any Surviving Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement, any Ancillary Agreement or any Surviving Agreement. Nothing contained in Section 3.1(a) or (b) shall release any Person from:

(i) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of that Group under, this Agreement, any Ancillary Agreement or any Surviving Agreement;

(ii) any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement, any Ancillary Agreement or any Surviving Agreement for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article III and, if applicable, the appropriate provisions of the Ancillary Agreements or the Surviving Agreements;

(iii) any unpaid accounts payable or receivable arising from or relating to the sale, provision or receipt of goods, payment for goods, property or services purchased, obtained or used by any member of the Greatbatch Group from any member of the Nuvectra Group, or by any member of the Nuvectra Group from any member of the Greatbatch Group, including pursuant to any Surviving Agreement or other agreement entered into in the ordinary course of business prior to the Distribution Date; and

(iv) any Liability, including any Liability that qualifies as a Covered Matter, the release of which would result in the release of any Person, including under any Insurance Policy or D&O policy, other than an Indemnitee; provided, however, that the Parties agree not to bring suit or permit any member of their respective Group to bring suit against any Indemnitee with respect to such Liability.

(d) Nuvectra shall not make, and shall not permit any member of the Nuvectra Group to make, any claim or demand, or commence any Proceeding asserting any claim or demand, including any claim of contribution or indemnification, against Greatbatch or any member of the Greatbatch Group, or any other Person released pursuant to Section 3.l (a), with respect to any Liabilities released pursuant to Section 3.1(a). Greatbatch shall not make, and shall not permit any other member of the Greatbatch Group to make, any claim or demand, or commence any Proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against Nuvectra or any other member of the Nuvectra Group, or any other Person released pursuant to Section 3.1(b), with respect to any Liabilities released pursuant to Section 3.1(b).

(e) It is the intent of each of Greatbatch and Nuvectra by virtue of the provisions of this Section 3.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Distribution Time, between or among Nuvectra or any other member of the Nuvectra Group, on the one hand, and Greatbatch or any other member of the Greatbatch Group, on the other hand (including any Contracts existing or alleged to exist between or among any such members at or before the Distribution Time), except as expressly set forth in Section 3.l(c). At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group to, execute and deliver releases reflecting the provisions hereof.

Section 3.2 Termination of Intercompany Agreements. Without limiting the generality of Section 3.l(e) and subject to the provisions of Section 3.l(c), each of the Parties agrees that, except for this Agreement and the Ancillary Agreements (including any amounts owed with respect to such agreements) and except for those agreements set forth in Schedule 3.2 (the “Surviving Agreements”), all Intercompany Agreements and all other intercompany arrangements and course of dealings, whether or not in writing and whether or not binding or in effect immediately prior to the Distribution Time shall terminate immediately prior to the Distribution Time unless the Parties thereto otherwise agree in writing after the date of this Agreement.

Section 3.3 Indemnification by Nuvectra. In addition to any provision in any of the Spin-off Agreements requiring indemnification, Nuvectra will, except as provided in Sections 3.5 and 3.6, indemnify, defend and hold harmless Greatbatch, each member of the Greatbatch Group and their respective Affiliates, successors and assigns, and all stockholders, members, managers, directors, officers, agents or employees of any member of the Greatbatch Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Greatbatch Indemnitees”) from and against any and all Losses of the Greatbatch Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a) the failure of Nuvectra or any other member of the Nuvectra Group or any other Person to pay, perform or otherwise promptly discharge any Nuvectra Liabilities in accordance with their respective terms, whether prior to, at or after the Distribution Time;

(b) the Nuvectra Business or any Nuvectra Asset or Nuvectra Liability;

(c) any breach by Nuvectra or any other member of the Nuvectra Group of any provision of this Agreement, any of the other Spin-off Agreements or any of the Surviving Agreements, subject (in the case of each of the Spin-off Agreements and the Surviving Agreements) to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all Information contained in the Registration Statement or the Information Statement, solely with respect to Information provided by Nuvectra in writing to Greatbatch expressly for inclusion in the Registration Statement or the Information Statement;

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date.

Section 3.4 Indemnification by Greatbatch. In addition to any provision in any of the Spin-off Agreements requiring indemnification, Greatbatch will, except as provided in Sections 3.5 and 3.6, indemnify, defend and hold harmless Nuvectra, each member of the Nuvectra Group and their respective Affiliates, successors and assigns, and all shareholders, directors, officers, agents or employees of any member of the Nuvectra Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Nuvectra Indemnitees”) from and against any and all Losses of the Nuvectra Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a) the failure of Greatbatch or any other member of the Greatbatch Group or any other Person to pay, perform or otherwise promptly discharge any Greatbatch Liabilities in accordance with their respective terms, whether prior to, at or after the Distribution Time;

(b) the Greatbatch Business or any Greatbatch Asset or Greatbatch Liability;

(c) any breach by Greatbatch or any other member of the Greatbatch Group of any provision of this Agreement, any of the other Spin-off Agreements or any of the Surviving Agreements, subject (in the case of each of the Spin-off Agreements and the Surviving Agreements) to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, solely with respect to information provided by Greatbatch in writing to Nuvectra expressly for inclusion in the Registration Statement or the Information Statement;

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date.

Section 3.5 Indemnification Obligations Net of Insurance Proceeds.

(a) Any Loss subject to indemnification or reimbursement pursuant to this Article III (an “Indemnifiable Loss”) will be net of Insurance Proceeds actually recovered on account of such Loss. Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee on account of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds on account of such Loss, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payments received over the amount of the Indemnity Payments that would have been due after taking into account the Insurance Proceeds received on account thereof. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to recover any proceeds of Insurance Policies to which the Indemnitee is directly or indirectly entitled with respect to any Indemnifiable Loss. Except as set forth in Section 3.5(b), the existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained in this Article III and otherwise determined to be due and owing by an Indemnifying Party; rather, the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against a concurrent written assignment by the Indemnitee to the Indemnifying Party of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to assist the Indemnifying Party in recovering or to recover on behalf of the Indemnifying Party, any Insurance Proceeds to which the Indemnifying Party is directly or indirectly entitled with respect to any Indemnifiable Loss as a result of such assignment. The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that subject to Section 6.5 hereof, nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items which (i) in such Party’s Good Faith Judgment could result in a waiver of any Privilege with respect to a third party even if Nuvectra and Greatbatch cooperated to protect such Privilege as contemplated by this Agreement, or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction. Unless the Indemnifying Party has made payment in full of any Indemnifiable Loss, such Indemnifying Party shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which it or such Affiliate is entitled with respect to any Indemnifiable Loss.

(b) Notwithstanding anything set forth in Section 3.5(a), in the case of any Indemnifiable Loss for which it is reasonably likely that an Nuvectra Indemnitee may have a direct or indirect right of recovery of Insurance Proceeds as a Covered Matter under an insurance program maintained by Greatbatch or any member of the Greatbatch Group, then prior to asserting a claim for indemnification under Section 3.4, such Nuvectra Indemnitee shall notify Greatbatch of such Covered Matter and such insurance claim so that Greatbatch may report such claim to the insurance carrier in accordance with Section 6.9(k). To the extent that an Nuvectra Indemnitee actually obtains recovery in respect of any such Indemnifiable Losses pursuant to this Section 3.5(b), such Nuvectra Indemnitee shall use the funds provided by such recovery to pay or otherwise satisfy such Indemnifiable Losses and the amount that Greatbatch may be required to pay to any Nuvectra Indemnitee with respect to such Indemnifiable Loss under this Article III shall be reduced by the amount of such Insurance Proceeds actually paid to the Nuvectra Indemnitee. The Nuvectra Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to assist in recovering any Insurance Proceeds to which the Nuvectra Indemnitee is directly or indirectly entitled with respect to any Indemnifiable Loss. The Nuvectra Indemnitee shall make available to the insurance carrier and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that subject to Section 6.5 hereof, nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items which (i) in such Party’s Good Faith Judgment could result in a waiver of any Privilege with respect to a third party even if Nuvectra and Greatbatch cooperated to protect such Privilege as contemplated by this Agreement, or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction.

(c) An insurer who would otherwise be obligated to pay any claims shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions set forth in this Agreement) by virtue of the indemnification provisions hereof.

Section 3.6 Indemnification Obligations Net of Taxes. The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article III will be net of Taxes. Accordingly, the amount which an Indemnifying Party is required to pay to an Indemnitee will be adjusted to reflect any tax benefit to the Indemnitee from the underlying Loss and to reflect any Taxes imposed upon the Indemnitee as a result of the receipt of such payment. Such an adjustment will first be made at the time that the Indemnity Payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee for Taxes that occurs in connection with the final resolution of an audit by a taxing authority. For purposes of this Section 3.6, the value of any tax benefit to the Indemnitee from the underlying Loss shall be an amount equal to the product of (a) the amount of any present or future deduction allowed or allowable to the Indemnitee by the Code, or other applicable Law, as a result of such Loss and (b) the highest statutory rate applicable under Section 11 of the Code, or other applicable Law. Unless otherwise required by applicable Law, the Parties will characterize any Indemnity Payment made pursuant to this Agreement or any Spin-off Agreement in the same manner as if such payment were a contribution made by Greatbatch to Nuvectra or as a distribution made by Nuvectra to Greatbatch, as the case may be, immediately before the Distribution Time.

Section 3.7 Procedures for Indemnification of Third Party Claims.

(a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Nuvectra Group or a member of the Greatbatch Group of any claims or of the commencement by any such Person of any Proceeding (each such claim or Proceeding being a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 3.3 or 3.4, or any other Section of this Agreement or any Spin-off Agreement, such Indemnitee shall promptly give such Indemnifying Party written notice thereof, and in any event within 10 days after such Indemnitee received notice of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 3.7(a) shall not relieve the applicable Indemnifying Party of its obligations under this Article III, except to the extent that such Indemnifying Party is actually prejudiced by such failure.

(b) If the Indemnifying Party does not dispute its potential liability to the Indemnitee, the Indemnifying Party may elect to defend (and to settle or compromise in accordance with the applicable provisions of this Section 3.7), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 3.7(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim. The failure to give such notice of election within the 30-day period shall be deemed a rejection of the opportunity to assume responsibility. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be at the expense of such non-defending Person, except that the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee (i) for any period during which the Indemnifying Party has not assumed the defense of such Third Party Claim (other than during any period in which the Indemnitee shall have failed to give notice of the Third Party Claim in accordance with Section 3.7(a)) or (ii) to the extent that such engagement of counsel is as a result of actual or potential differing defenses or conflicts of interests that make joint representation inappropriate, as reasonably determined in the Good Faith Judgment of the Indemnitee.

(c) Notwithstanding anything to the contrary in this Section 3.7, (i) Greatbatch will have the right to assume the defense of, and/or settle or compromise (or seek to settle or compromise or reject any proposed settlement or compromise), any Third Party Claim based upon any disclosure or omission with respect to Greatbatch’s QiG operating segment in any of Greatbatch’s reports filed pursuant to the Exchange Act or any financial statements or financial data with respect to Greatbatch’s QiG operating segment contained therein asserted in whole or in part against any member of the Greatbatch Group or any of their respective current or former officers, directors, employees or Affiliates and (ii) Greatbatch will have the right to settle or compromise such Third Party Claim without the consent of Nuvectra if such settlement or compromise provides for an unconditional and irrevocable release of all affected Nuvectra Indemnitees with respect to all Liabilities relating to the subject matter of such Third Party Claim without any admission of wrong-doing and does not involve any monetary damages (including monetary fines or penalties) or injunctive relief to be imposed upon Nuvectra or any member of the Nuvectra Group.

(d) An Indemnifying Party’s defense of any Third Party Claim pursuant to Section 3.7(b) or (c) includes the right to compromise, settle or consent to the entry of any judgment or determination of liability concerning such Third Party Claim; provided, however, that, except as provided in Section 3.7(c), the Indemnifying Party shall not compromise, settle or consent to the entry of judgment or determination of liability concerning any Third Party Claim without prior written approval of the Indemnitee (which may not be unreasonably withheld, conditioned or delayed) if the terms or conditions of such compromise, settlement or consent would, (i) impose injunctive relief on the Indemnitee or any of its Affiliates, (ii) require the payment or performance by the Indemnitee of any amount other than the expenditure of an immaterial sum of money or (iii) in the reasonable judgment of the Indemnitee, have a material adverse financial impact or a material adverse effect upon the ongoing operations of the Indemnitee (taken together with its Subsidiaries). If the Indemnitee unreasonably withholds a consent required by this Section 3.7(d) to the terms of a compromise or settlement of a Third Party Claim, proposed to the Indemnitee by the Indemnifying Party, the Indemnifying Party’s obligation to indemnify the Indemnitee for such Third Party Claim, if any, shall not exceed the total amount that had been proposed in such compromise or settlement offer plus the amount of all expenses incurred by the Indemnitee with respect to such Third Party Claim through the date on which such compromise or settlement was requested. Notwithstanding any other provision of this Section 3.7, unless otherwise specifically agreed to by the Parties in writing (which agreement may not be unreasonably withheld, conditioned or delayed), neither Party shall enter into any compromise or settlement or consent to the entry of any judgment which does not include as an unconditional and irrevocable term thereof the giving by the third party of a release of both the Indemnitee and the Indemnifying Party from all further Liabilities concerning such Third Party Claim.

(e) If the Party having the right to elect to defend a particular Third Party Claim pursuant to Section 3.7(b) or (c) elects, or is deemed to have elected, not to defend a particular Third Party Claim, the other Party may defend such Third Party Claim without any prejudice to its rights to indemnification from the Indemnifying Party pursuant to this Article III. In such case, (i) such other Party shall have the right to compromise, settle or consent to the entry of any judgment with respect to such Third Party Claim as provided in Section 3.7(d) without the consent of the Indemnifying Party and (ii) the amount of such compromise, settlement or judgment shall be determinative of the amount of the Loss (but such compromise, settlement or judgment shall not necessarily be determinative of which party hereunder is entitled to indemnification).

(f) The Indemnifying Party shall bear all costs and expenses of defending any Third Party Claim; provided, however, that (i) if both Parties may be Indemnifying Parties with respect to such Third Party Claim but only one Party is defending such Third Party Claim, the non-defending Party shall reimburse the defending Party promptly upon demand by the defending Party for the non-defending Party’s proportionate share, allocated based on each Party’s proportionate responsibility for the Indemnifiable Loss pursuant to this Agreement, of all out-of-pocket costs and expenses reasonably incurred in connection with the defending Party’s defense of such Third Party Claim, and (ii) if both Parties may be Indemnifying Parties with respect to such Third Party Claim and both Parties are defending such Third Party Claim, the Parties shall effect such reimbursements necessary so that each Party bears its proportionate share, allocated based on each Party’s proportionate responsibility for the Indemnifiable Loss pursuant to this Agreement, of all out-of-pocket costs and expenses reasonably incurred in connection with the defense of such Third Party Claim.

(g) The non-defending or co-defending Party shall make available to the defending Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the defending Party with respect to such defense; provided, however, that subject to Section 6.5 hereof, nothing in this Section 3.7(g) shall be deemed to require a Party to make available books and records, communications, documents or items which (i) in such Party’s Good Faith Judgment could result in a waiver of any Privilege with respect to a third party even if Nuvectra and Greatbatch cooperated to protect such Privilege as contemplated by this Agreement, or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction.

(h) With respect to any Third Party Claim in which both Parties are, or reasonably may be expected to be, named as parties, or that otherwise implicates both Parties to a material degree, the Parties shall reasonably cooperate with respect to such Third Party Claim and maintain a joint defense in a manner that will preserve applicable Privileges.

(i) Upon final judgment, determination, settlement or compromise of any Third Party Claim, and unless otherwise agreed by the Parties in writing, the Indemnifying Party shall pay promptly on behalf of the Indemnitee, or to the Indemnitee in reimbursement of any amount theretofore required to be paid by it, all amounts required to be paid by the Indemnifying Party pursuant to this Article III with respect to such claim as determined by such final judgment, determination, settlement or compromise.

(j) Notwithstanding anything to the contrary in this Section 3.7 but subject to Section 3.7(d), the Parties agree that (i) except for the Proceedings set forth on Schedule 3.7(j)(i), Greatbatch shall continue to control the defense of Proceedings pending on the date hereof and arising out of the Greatbatch Business and the Nuvectra Business, (ii) Nuvectra shall control the defense of the Proceedings pending on the date hereof and arising out of the Nuvectra Business set forth on Schedule 3.7(j)(i) and (iii) the Parties shall jointly manage in accordance with Section 3.7(h) the defense of the Proceedings set forth on Schedule 3.7(j)(ii).

Section 3.8 Additional Matters.

(a) Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party. Any such notice shall describe the claim in reasonable detail. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement and the Spin-off Agreements.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee in respect of any rights, defenses or claims of such Indemnitee relating to such Third Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party as may reasonably be required in connection with the prosecution of any subrogated right, defense or claim, and its reasonable out-of-pocket costs and expenses in connection therewith shall be reimbursed by the Indemnifying Party.

(c) In the event of an Proceeding involving a Third Party Claim in which the Indemnitee is a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to cause the Indemnitee not to remain a named defendant, if reasonably practicable.

(d) Except as expressly provided herein, the indemnity obligations under this Article III shall apply notwithstanding any investigation made by or on behalf of any Indemnitee and shall apply without regard to whether the Loss for which indemnity is claimed hereunder is based on strict liability, absolute liability or any other theory of liability or arises as an obligation for contribution.

(e) THE PARTIES UNDERSTAND AND AGREE THAT THE RELEASE FROM LIABILITIES AND INDEMNIFICATION AND CONTRIBUTION OBLIGATIONS HEREUNDER AND UNDER THE SPIN-OFF AGREEMENTS ARE INTENDED TO APPLY REGARDLESS OF CAUSE AND MAY INCLUDE RELEASE FROM LIABILITIES, INDEMNIFICATION AND CONTRIBUTION FOR LOSSES RESULTING FROM, OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, AND IN WHOLE OR IN PART, AN INDEMNITEE’S OWN NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE), STRICT LIABILITY OR OTHER LEGAL FAULT.

Section 3.9 Contribution. If the indemnification provided for in this Article III is unavailable to an Indemnitee in respect of any Losses for which indemnification is provided for herein, then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the Losses paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Nuvectra and each other member of the Nuvectra Group, on the one hand, and Greatbatch and each other member of the Greatbatch Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. For purposes of this Section 3.9, with respect to any Indemnifiable Loss relating to matters covered by Sections 3.3(d) or 3.4(d) or otherwise relating to misstatements or omissions under securities or antifraud Laws, the relative fault of a member of the Nuvectra Group, on the one hand, and of a member of the Greatbatch Group, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact (i) relates to a member of the Nuvectra Group or a member of the Greatbatch Group and (ii) relates to information that was supplied by a member of the Nuvectra Group or a member of the Greatbatch Group.

Section 3.10 Remedies Cumulative. The remedies provided in this Article III shall be cumulative and, subject to the provisions of Article V, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 3.11 Survival of Indemnities. The rights and obligations of each of Greatbatch and Nuvectra and their respective Indemnitees under this Article III shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein, and shall survive the sale or other transfer by any Party or any of its Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

Section 3.12 Limitation of Liability. EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN ANY SPIN-OFF AGREEMENT, IN NO EVENT SHALL ANY MEMBER OF THE NUVECTRA GROUP OR ANY MEMBER OF THE GREATBATCH GROUP OR THEIR RESPECTIVE DIRECTORS, OFFICERS AND EMPLOYEES BE LIABLE FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE AND GROSS NEGLIGENCE) ARISING IN ANY WAY OUT OF ANY PROVISION OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THIS ARTICLE III OR ANY SPIN-OFF AGREEMENT.

Section 3.13 Spin-off Agreements. Notwithstanding anything to the contrary in this Agreement, to the extent any Spin-off Agreement contains any indemnification obligation relating to any Greatbatch Liability, Greatbatch Asset, Nuvectra Liability or Nuvectra Asset contributed, assumed, retained, licensed, transferred, delivered or conveyed pursuant to such Spin-off Agreement, the indemnification obligations contained herein shall not apply to such Greatbatch Liability, Greatbatch Asset, Nuvectra Liability or Nuvectra Asset and, in lieu thereof, the indemnification obligations set forth in such Spin-off Agreement shall govern instead with respect to such Greatbatch Liability, Greatbatch Asset, Nuvectra Liability or Nuvectra Asset.

ARTICLE IV

THE DISTRIBUTION

Section 4.1 Delivery to Distribution Agent. Subject to Section 4.3, on or prior to the Distribution Date, Greatbatch will authorize Computershare Trust Company N.A., as settlement and distribution agent (the “Distribution Agent”), for the benefit of holders of record of Greatbatch Common Stock on the Record Date (the “Record Holders”) to effect the book-entry transfer of all of the outstanding shares of Nuvectra Common Stock owned by Greatbatch as of the Distribution Date and will order the Distribution Agent to effect the Distribution at the Distribution Time in the manner set forth in Section 4.2. No investment decision or action by any such holder of Greatbatch Common Stock shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of Nuvectra Common Stock.

Section 4.2 Mechanics of the Distribution.

(a) On the Distribution Date, Greatbatch will direct the Distribution Agent to distribute, effective as of the Distribution Time, to each Record Holder a number of shares of Nuvectra Common Stock equal to the number of shares of Greatbatch Common Stock held by such Record Holder multiplied by the Distribution Multiple, except that the Distribution Agent will not issue any fractional shares of Nuvectra Common Stock and will distribute cash in lieu of fractional shares as provided in Section 4.2(b). All such shares of Nuvectra Common Stock to be so distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates therefor shall be distributed. Nuvectra shall cause the Distribution Agent to deliver an account statement to each holder of Nuvectra Common Stock reflecting such holder’s ownership thereof. All of the shares of Nuvectra Common Stock distributed in the Distribution will be validly issued, fully paid and non-assessable.

(b) Greatbatch will direct the Distribution Agent to determine, as soon as is practicable after the Distribution Date, the number of fractional shares, if any, of Nuvectra Common Stock allocable to each Record Holder entitled to receive Nuvectra Common Stock in the Distribution and to promptly aggregate all the fractional shares and sell the shares obtained thereby, in open market transactions or otherwise, at the then-prevailing trading prices, and to cause to be distributed to each Record Holder, in lieu of any fractional share, each Record Holder’s ratable share of the proceeds of the sale, after making appropriate deductions of the amounts required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to the sale. The Distribution Agent, in its sole discretion, will determine the timing and method of selling such shares and the selling price of such shares. Neither Greatbatch nor Nuvectra will pay any interest on the proceeds from the sale of such shares.

(c) Any Nuvectra Common Stock or cash in lieu of fractional shares with respect to Nuvectra Common Stock that remains unclaimed by any Record Holder on the first anniversary of the Distribution Date will be delivered by the Distribution Agent to Nuvectra. Nuvectra will hold, or have the Distribution Agent hold on its behalf, the Nuvectra Common Stock or cash for the account of the Record Holders and any Record Holder will look only to Nuvectra for the Nuvectra Common Stock or cash, if any, in lieu of fractional shares, subject in each case to applicable escheat or other abandoned property Laws.

(d) Notwithstanding the foregoing provisions of this Section 4.2, the rights of holders of Greatbatch restricted stock awards, restricted stock units, performance stock units or stock options shall be as provided in the Employee Matters Agreement.

Section 4.3 Conditions Precedent to Consummation of the Separation and the Distribution. Neither the Separation, the Distribution nor the related transactions set forth in this Agreement or in any of the Ancillary Agreements will become effective unless the following conditions have been satisfied or waived by Greatbatch, in its sole and absolute discretion, at or before the Distribution Time:

(a) Nuvectra shall have mailed or caused to be mailed to the Record Holders the Information Statement.

(b) Greatbatch will have received an opinion from a third party tax advisor, dated the Distribution Date, in form and substance acceptable to Greatbatch, substantially to the effect that, for U.S. federal income tax purposes, the Separation and Distribution together should qualify as a reorganization under Sections 355 and 368 of the Code;

(c) Greatbatch will have received an opinion, in form and substance acceptable to it, of Stout Risius Ross, Inc. as to the solvency of Nuvectra following the Separation;

(d) the Registration Statement will have become effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect or, to the knowledge of either Greatbatch or Nuvectra, threatened by the SEC, and the Information Statement or a notice of the Internet availability thereof shall have been mailed to the stockholders of Greatbatch;

(e) the actions and filings necessary or appropriate under applicable federal or state securities and blue sky Laws and any comparable laws under any foreign jurisdictions in connection with the Distribution will have been taken and, if applicable, become effective;

(f) Greatbatch will have established a Record Date and shall have delivered not less than 10 days’ advance notice thereof to NYSE in compliance with Exchange Act Rule 10b-17 and applicable NYSE listing rules;

(g) the Nasdaq Stock Market will have approved the Nuvectra Common Stock for listing, subject to official notice of issuance;

(h) this Agreement and each of the Ancillary Agreements will have been executed and delivered by each of the Parties hereto and thereto and no party to this Agreement or any of the Ancillary Agreements will have materially breached this Agreement or any Ancillary Agreement, as applicable;

(i) this Agreement and each of the Ancillary Agreements entered into prior to the Distribution will not have been terminated and will not violate, conflict with or result in a breach (with or without the passage of time) of any Law or any material agreements of Greatbatch;

(j) all material Consents required to be received before the Distribution may take place will have been received and be in full force and effect;

(k) the lenders under any credit agreement to which Greatbatch or GB Ltd. is a party shall have consented to or otherwise approved the Separation and the Distribution (if such consent or approval is required) and, if applicable, released any liens or pledge encumbering the Nuvectra Common Stock;

(l) no preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Authority, and no statute (as interpreted through orders or rules of any Governmental Authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any Governmental Authority will be in effect preventing, or materially limiting the benefits of, the Separation or the Distribution, and no other event outside Greatbatch’s control will have occurred or failed to occur that prevents the completion of the Separation or the Distribution;

(m) the Internal Transactions will have been completed and be effective;

(n) each Person who is an officer or director of any member of the Nuvectra Group and also an officer or director of any member of the Greatbatch Group (a “Shared Person”) and who is to continue as an officer or director of any member of the Nuvectra Group after the Distribution Date has resigned, at or prior to the Distribution Time, from each of such Person’s positions with each member of the Greatbatch Group and each such Shared Person who is to continue as an officer or director of any member of the Greatbatch Group after the Distribution Date has resigned, at or prior to the Distribution Time, from each of such Person’s positions with each member of the Nuvectra Group; and

(o) no other events or developments will have occurred that in the judgment of the Board of Directors of Greatbatch, in its sole and absolute discretion, would result in the Separation or the Distribution having a material adverse effect on Greatbatch or its stockholders.

Each of the conditions set forth in this Section 4.3 is for the benefit of Greatbatch, and Greatbatch may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part. Any determination made by Greatbatch concerning the satisfaction or waiver of any or all of the conditions in this Section 4.3 will be conclusive and binding on the Parties. The satisfaction of those conditions will not create any obligation on the part of Greatbatch to Nuvectra or any other Person to effect the Separation or the Distribution or in any way limit Greatbatch’s right of termination as set forth in Section 7.2 or alter the consequences of any termination from those specified in Section 7.2.

ARTICLE V

ARBITRATION; DISPUTE RESOLUTION

Section 5.1 General. Except as otherwise specifically provided in any Spin-off Agreement, the procedures for negotiation and binding arbitration set forth in this Article V shall apply to any dispute, controversy or claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement or any Spin-off Agreement, any breach or alleged breach hereof or thereof, the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the construction, interpretation, enforceability or validity hereof or thereof (a “Dispute”). Each Party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article V shall be the sole and exclusive remedy in connection with any Dispute and irrevocably waives any right to commence any Proceeding in or before any Governmental Authority, except (i) as expressly provided in Section 5.7(b), (ii) as provided for under the Arbitration Act, and (iii) as required by applicable Law. Each Party, on behalf of itself and each member of its respective Group, irrevocably waives any right to any trial by jury and any right to any trial in a court with respect to any Dispute. As used in the following provisions of this Article V, any reference to “party” or “parties” shall mean and refer to a party or parties involved in a Dispute.

Section 5.2 Negotiation.

(a) It is the intent of the Parties to use their respective commercially reasonable efforts to resolve expeditiously any Dispute that may arise on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a Dispute may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving senior management level representatives of the parties (or if the parties agree, of the appropriate strategic business unit within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or, if one does not exist, the Chief Executive Officer, of each party involved in the Dispute (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the parties from time to time; provided, however, that the Parties shall use their commercially reasonable efforts to meet within 30 days of delivery of the Escalation Notice.

(b) The parties may, by mutual consent, select a mediator to aid the parties in their discussions and negotiations. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties to the dispute, nor shall any opinion expressed by the mediator be admissible in any arbitration proceedings. Costs of any mediation shall be borne equally by the parties involved in the Dispute, except that each party involved in the Dispute shall be responsible for its own expenses. Mediation is not a prerequisite to a demand for arbitration under Section 5.3.

Section 5.3 Demand for Arbitration.

Any Dispute that has not been resolved in accordance with Section 5.1 and Section 5.2, and as to which an Arbitration Notice is provided in accordance with the immediately following sentence, shall be resolved by final and binding arbitration pursuant to the then current Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (“AAA”), except as modified by the provisions of this Article V. At any time after 30 days from the delivery of an Escalation Notice, any party involved in the related Dispute (regardless of whether such party delivered the Escalation Notice) may deliver a notice demanding arbitration of such Dispute (an “Arbitration Demand Notice”). In the event that any party involved in a Dispute shall deliver an Arbitration Demand Notice to another party, such other party may itself deliver an Arbitration Demand Notice to such first party with respect to any related Dispute without the requirement of delivering an Escalation Notice. No party involved in a Dispute may assert that the failure to resolve any matter during any discussions or negotiations, the course of conduct during the discussions or negotiations or the failure to agree on a mutually acceptable time, agenda, location or procedures for the meeting, in each case, as contemplated by Section 5.2, is a prerequisite to a demand for arbitration under this Section 5.3. In the event that any party delivers an Arbitration Demand Notice with respect to any Dispute that is the subject of any then pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such Disputes shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitrators in their sole discretion determine that it is impracticable or otherwise inadvisable to do so.

Section 5.4 Arbitrators.

(a) The party delivering the Arbitration Demand Notice shall, within five days of the date of such notice, notify the AAA and the other parties in writing describing in reasonable detail the nature of the Dispute. The arbitration shall be conducted before three neutral arbitrators. Each party shall, within 20 days of the date of the Arbitration Demand Notice, select one arbitrator. The parties shall mutually agree upon a third arbitrator. If the third arbitrator is not selected within 30 days of the date of the Arbitration Demand Notice, the two arbitrators already selected shall select the third arbitrator. In the event that any arbitrator is or becomes unable to serve, his or her replacement will be selected in the same manner described above. The extent, if any, to which testimony previously given shall be repeated or as to which any replacement arbitrator elects to rely on the stenographic record (if there is one) of such testimony shall be determined by the arbitrators. The vote of two of the three arbitrators shall be required for any decision under this Article V.

(b) The arbitrators will set a time for the hearing of the matter, which will commence no later than 180 days (or the soonest Business Day thereafter) after the date of appointment of the third arbitrator pursuant to Section 5.4(a) above, and which hearing will be no longer than 15 days. The arbitrators shall use their best efforts to reach a final decision and render the same in writing to the parties not later than 60 days after the last hearing date, unless otherwise agreed by the parties in writing. Failure of the arbitrators to do so, however, shall not be a basis for challenging the decision. An arbitrator dissenting from a decision or portion thereof may issue a dissent from the decision or portion thereof in writing, stating the reasons therefor.

(c) The place of any arbitration hereunder will be Dallas, Texas, unless otherwise agreed by the Parties.

Section 5.5 Hearings. Within the time period specified in Section 5.4(b), the matter shall be presented to the arbitrators at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously, and responses, if necessary in the judgment of the arbitrators or both the Parties. Live direct and cross-examination will be permitted upon request of any party. The arbitrators shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the Dispute. The arbitrators may, in their discretion, set time and other limits on the presentation of each party’s case, its memoranda or other submissions, and refuse to receive any proffered evidence, which the arbitrators, in their discretion, find to be cumulative, unnecessary, irrelevant or of low probative value. The decision of the arbitrators will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest at an annual rate of nine (9%) per annum, subject to any maximum amount permitted by applicable Law. To the extent that the provisions of this Agreement and the AAA Rules conflict, the provisions of this Agreement shall govern.

Section 5.6 Discovery and Certain Other Matters.

(a) Any party involved in a Dispute subject to this Article V may request limited document production from the other party or parties of specific and expressly relevant documents, with the reasonable expenses of the producing party incurred in such production paid by the requesting party. Any such discovery shall be conducted expeditiously and shall not cause the hearing provided for in Section 5.5 to be adjourned except upon consent of all parties involved in the applicable Dispute or upon an extraordinary showing of cause demonstrating that such adjournment is necessary to permit discovery essential to a party to the proceeding. Interrogatories or other forms of discovery (other than the document production and depositions set forth above) shall not occur except by consent of the parties involved in the applicable Dispute. Disputes concerning the scope of document production or depositions and enforcement of the document production or deposition requests will be determined by written agreement of the parties involved in the applicable Dispute or, failing such agreement, will be referred to the arbitrators for resolution. All discovery requests will be subject to the parties’ rights (and the rights of any witness) to claim any applicable Privilege. The arbitrators will adopt procedures to protect the proprietary rights of the parties and to maintain the confidential treatment of the arbitration proceedings (except as may be required by Law). Subject to the foregoing, the arbitrators shall have the power to issue subpoenas to compel the production of documents relevant to the dispute, controversy or claim.

(b) The arbitrators shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement or any Spin-off Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Spin-off Agreement; it being understood, however, that the arbitrators will have full authority to implement the provisions of this Agreement or any Spin-off Agreement, and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided, however, that the arbitrators shall not have (i) any authority in excess of the authority a court having jurisdiction over the parties and the Dispute would have absent these arbitration provisions or (ii) any right or power to award exemplary, punitive, special, indirect, consequential, remote or speculative damages (including in respect of lost profits or revenues) or treble damages (provided, however, that this clause (ii) shall not limit the award of any such damages to the extent they are included in any Liabilities to third parties as to which the provisions of this Article V are applicable). It is the intention of the Parties that in rendering a decision the arbitrators should give effect to the applicable provisions of this Agreement and the Spin-off Agreements and follow applicable Law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrators’ award).

(c) If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrators may hear and determine the controversy upon evidence produced by the appearing party. Any decision rendered under such circumstances shall be as valid and enforceable as if the parties had appeared and participated fully at all stages.

(d) Without limiting the generality of Section 6.6, each party shall bear its own expenses in connection with any arbitration under this Article V; provided, however, that the parties shall share equally the fees and expenses of the third arbitrator.

Section 5.7 Certain Additional Matters.

(a) Any arbitration award shall be an award with a holding in favor of or against a party and shall include findings as to facts, issues or conclusions of Law (including with respect to any matters relating to the validity or infringement of patents or patent applications) and shall include a statement of the reasoning on which the award rests. The award must also be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof. Any award shall not be vacated or appealed except on the bases of (i) the award being procured by fraud or corruption, (ii) an arbitrator being partial or corrupt, (iii) the arbitrators wrongfully refusing to postpone a hearing or hear evidence, or (iv) the arbitrators exceeding the scope of the power granted to them in this Agreement.

(b) Regardless of whether an Escalation Notice has been delivered, at any time prior to the time at which arbitrators are appointed pursuant to Section 5.4, any party may seek one or more temporary restraining orders or other injunctive relief in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, nor the grant or denial of, any such temporary restraining order or other injunctive relief shall be deemed a waiver of the right or obligation to arbitrate as set forth herein, and the arbitrators may dissolve, continue or modify any such order after their appointment. Any such temporary restraining order or other injunctive relief shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution thereof by the arbitrators.

(c) Except as required by applicable Law, the parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of discussions, negotiations, mediation or arbitration under this Article V in confidence in accordance with the provisions of Section 6.8 and except as may be required in order to enforce any award. Each of the parties shall request that any mediator or arbitrator comply with such confidentiality requirement.

Section 5.8 Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Spin-off Agreement during the course of dispute resolution pursuant to the provisions of this Article V with respect to all matters not subject to such Dispute.

Section 5.9 Law Governing Arbitration Procedures. The interpretation of the provisions of this Article V, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable U.S. federal Law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 7.10.

ARTICLE VI

COVENANTS AND OTHER MATTERS

Section 6.1 Other Agreements. In addition to the specific agreements, documents and instruments annexed to this Agreement, Greatbatch and Nuvectra agree to execute or cause to be executed by the appropriate Parties and deliver, as appropriate, such other agreements, instruments and other documents as may be reasonably requested by either Party and necessary or desirable in order to effect the purposes of this Agreement and the Ancillary Agreements.

Section 6.2 Further Instruments. Subject to Section 2.3, at the request of Nuvectra or Greatbatch and without payment of any further consideration, the other Party will execute and deliver, and will cause the applicable members of its Group to execute and deliver, to the requesting Party and the applicable members of its Group such other instruments of transfer, conveyance, assignment, substitution and confirmation and to make all filings with, and to obtain all Consents of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and to take such other actions as the requesting Party may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to the requesting Party and the members of its Group and confirm the requesting Party’s and its Group members’ title to all of the Assets, rights and other things of value contemplated to be transferred to the requesting Party and the members of its Group pursuant to this Agreement, the Ancillary Agreements, any documents referred to therein and any Prior Transfers, to put the requesting Party and the applicable members of its Group in actual possession and operating control thereof and to permit the requesting Party and the applicable members of its Group to exercise all rights with respect thereto (including rights under the Surviving Agreements and the Contracts and other arrangements as to which the Consent of any third party to the transfer thereof shall not have previously been obtained), free and clear of any security interest, if and to the extent it is practicable to do so. At the request of Nuvectra or Greatbatch and without payment of any further consideration, the other Party will execute and deliver, and will cause the applicable members of its Group to execute and deliver, to the requesting Party and the applicable members of its Group all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as the requesting Party may reasonably deem necessary or desirable in order to have the other Party fully and unconditionally assume and discharge the Liabilities contemplated to be assumed by such Party under this Agreement, any Ancillary Agreement, any document in connection herewith or the Prior Transfers and to relieve the Nuvectra Group or the Greatbatch Group, as applicable, of any Liability or obligation with respect thereto and evidence the same to third parties. Neither Greatbatch nor Nuvectra (nor any members of their respective Groups) shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees. Furthermore, each Party, at the request of the other Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby or by the Prior Transfers.

Section 6.3 Provision of Books and Records. Subject to the provisions of this Section 6.3, Greatbatch shall use commercially reasonable efforts to deliver or make available or cause to be delivered or made available to Nuvectra all Nuvectra Books and Records in the possession or control of the Greatbatch Group, and Nuvectra shall use commercially reasonable efforts to deliver or make available or cause to be delivered or made available to Greatbatch all Greatbatch Books and Records in the possession or control of Nuvectra. The foregoing shall be limited by, and subject to, the following:

(a) To the extent any document can be subdivided without unreasonable effort or cost into two portions, one of which constitutes a Nuvectra Book and Record and the other of which constitutes a Greatbatch Book and Record, such document shall be so subdivided and the appropriate portions shall be delivered or made available to the Parties. To the extent any document cannot be so separated without unreasonable effort or cost, Greatbatch shall retain such document and upon reasonable request by Nuvectra, deliver a complete copy thereof to Nuvectra.

(b) Each Party may retain copies of books and records delivered or made available to the other, subject to holding in confidence in accordance with Section 6.8 Information contained in such books and records.

(c) Without limiting the generality of the first sentence of this Section 6.3, for a period beginning on the Distribution Date and continuing for five years following the

Distribution Date, if either Greatbatch or Nuvectra identifies any Greatbatch Books and Records then in the possession of a member of the Nuvectra Group or any Nuvectra Books and Records then in the possession of a member of the Greatbatch Group, as applicable, Greatbatch or Nuvectra, as the case may be, shall or shall cause any such Greatbatch Books and Records or Nuvectra Books and Records to be conveyed, assigned, transferred and delivered, or otherwise made available, to the entity identified by Nuvectra or Greatbatch, as the case may be, as the appropriate transferee.

(d) Each Party may refuse to furnish any Information if so doing, in such Party’s Good Faith Judgment, could result in a waiver of any Privilege with respect to a third party even if Nuvectra and Greatbatch cooperated to protect such Privilege as contemplated by this Agreement.

(e) Neither Party shall be required to deliver or make available to the other books and records or portions thereof which are subject to any applicable Law or confidentiality agreements which would by their terms prohibit such delivery; provided, however, if requested by the other Party, such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction.

(f) To the extent any Nuvectra Books and Records or Greatbatch Books and Records are subject to restrictions or limitations set forth the Employee Matters Agreement, such restrictions and limitations shall apply to such Nuvectra Books and Records or Greatbatch Books and Records, notwithstanding any provisions of this Agreement.

Section 6.4 Agreement For Exchange of Information.

(a) Subject to any limitations or restrictions pursuant to any applicable Law or except as otherwise agreed in writing, or as otherwise provided in any Ancillary Agreement, from and after the Distribution Date each of Greatbatch and Nuvectra agrees to provide or make available, or cause to be provided or made available, to each other as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such Party that can be retrieved without unreasonable disruption to its business and that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements, requests or Laws imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any pending or threatened judicial, regulatory, arbitration, mediation or other proceeding or investigation or in order to satisfy audit requirements (whether in connection with audits conducted by independent accounting firms, internal audits, or audits conducted by third parties entitled to do so by Contract, including customers and vendors), or in connection with accounting, claims, regulatory, litigation or other similar requirements, except in the case of a Dispute subject to Article V brought by a Party against the other Party (which shall be governed by such discovery rules as may be applicable under Article V), (iii) to comply with its obligations under this Agreement, any Ancillary Agreement or any Contract with a third party that is not an Affiliate, employee or agent of the requesting Party, or (iv) for any other significant business need as mutually determined in the Good Faith Judgment of the Parties; provided, however, that in the event that either Party determines that any such provision (or making available) of Information is reasonably likely to be commercially detrimental or violate any Law or Contract or waive any Privilege, the Parties shall take all reasonable measures to permit compliance with such obligations in a manner that avoids any such harm or consequence; provided, however, that this Section 6.4(a) shall not limit any Party’s ability to implement such Party’s records retention policies, as such policies may be amended from time to time (including the record destruction provisions thereof).

(b) [Reserved].

(c) Any Information owned by a Party that is provided or made available to a requesting Party pursuant to this Section 6.4 shall be deemed to remain the property of the Party providing or making available such Information. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

(d) The Party requesting the Information under this Section 6.4 will reimburse the other Party for the reasonable out-of-pocket costs of gathering, compiling and copying the Information.

(e) Except as otherwise agreed in writing, or as otherwise provided in any Ancillary Agreement, each Party will use commercially reasonable efforts to retain in accordance with such Party’s record retention policies in effect from time to time (which will comply with all applicable Laws) all significant Information in the Party’s possession or under its control relating to the business, Assets or Liabilities of the other Party’s Group, and, before destroying or disposing of any Information relating to the business, Assets or Liabilities of the other Party’s Group, (i) the Party proposing to dispose of or destroy the Information will use commercially reasonable efforts to provide no less than 90 days’ prior written notice to the other Party, specifying the Information proposed to be destroyed or disposed of and (ii) if, before the scheduled date for the destruction or disposal, the other Party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered or made available to the other Party, the Party proposing to dispose of or destroy the Information will promptly arrange for the delivery or making available of the requested Information to or at a location specified by, and at the expense of, the requesting Party; provided, however, that each Party may destroy or dispose of any Information that the other Party has previously copied.

(f) Except as otherwise provided for herein or in any Ancillary Agreement, neither Party shall have any liability to the other Party or any member of such other Party’s Group in the event that any Information exchanged or provided pursuant to this Section 6.4 is found to be inaccurate or incomplete (including by misstatement or omission), in the absence of willful misconduct or fraud by the Party providing such Information.

(g) The rights and obligations granted under this Section 6.4 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.

(h) Each Party shall, except in the case of a dispute subject to Article V brought by a Party against the other Party (which shall be governed by such discovery rules as may be applicable under Article V or otherwise), use commercially reasonable efforts to make available to the other Party, upon written request, (i) the former, current and future directors, officers, employees, other personnel and agents of such Party’s Group for fact finding, consultation and interviews and as witnesses to the extent such Persons may reasonably be required in connection with any Proceedings (other than Proceedings in which both Greatbatch or any other member of the Greatbatch Group, on the one hand, and Nuvectra or any other member of the Nuvectra Group, on the other hand, as the case may be, are parties and may be adverse to one another in such Proceeding) in which the requesting Party may from time to time be involved relating to the conduct of the Nuvectra Business or the Greatbatch Business and (ii) any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any judicial proceeding or other proceeding in which the requesting Party may from time to time be involved, regardless of whether such judicial proceeding or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

Section 6.5 Preservation of Legal Privileges; Attorney Representation.

(a) Greatbatch and Nuvectra recognize that they and their respective Affiliates possess and will possess information and advice that has been previously developed but is or may become legally protected from disclosure under legal privileges, such as the attorney-client privilege or work product exemption and other concepts of legal privilege (“Privilege”). Each Party recognizes that it shall be jointly entitled to the Privilege with respect to such privileged information and that each shall be entitled to maintain and use for its own benefit all such information and advice, but both Parties shall ensure that such information is maintained so as to protect the Privilege with respect to the other Party’s interest. Greatbatch and Nuvectra agree that their respective rights and obligations to maintain, preserve, assert or waive any or all Privileges belonging to either Party with respect to the Nuvectra Business or the Greatbatch Business shall be governed by the provisions of this Section 6.5. With respect to matters relating to the Greatbatch Business, Greatbatch shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Nuvectra shall take no action (or permit any other member of the Nuvectra Group to take action) without the prior written consent of Greatbatch that could, in Greatbatch’s Good Faith Judgment, result in any waiver of any Privilege that could be asserted by Greatbatch or any other member of the Greatbatch Group under applicable Law and this Agreement. With respect to matters relating to the Nuvectra Business, Nuvectra shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Greatbatch shall take no action (or permit any other member of the Greatbatch Group to take action) without the prior written consent of Nuvectra that could, in Nuvectra’s Good Faith Judgment, result in any waiver of any Privilege that could be asserted by Nuvectra or any other member of the Nuvectra Group under applicable Law and this Agreement. The rights and obligations created by this Section 6.5 shall apply to all Information as to which Greatbatch or Nuvectra or their respective Groups would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the Separation and the Distribution (“Privileged Information”). Privileged Information of Greatbatch includes (i) any and all Privileged Information existing prior to the Distribution regarding the Greatbatch Business but which after the Distribution is in the possession of the Nuvectra Group; (ii) all communications subject to a Privilege occurring prior to the Distribution between counsel for Greatbatch or any other member of the Greatbatch Group (including in-house counsel and former in-house counsel who are employees of Nuvectra) and any person who, at the time of the communication, was an employee of the Greatbatch or any of its Subsidiaries, regardless of whether such employee is or becomes an employee of the Nuvectra Group; and (iii) all Privileged Information generated, received or arising after the Distribution that refers or relates to Privileged Information generated, received or arising prior to the Distribution. Privileged Information of Nuvectra includes (i) any and all Privileged Information existing prior to the Distribution regarding the Nuvectra Business but which after the Distribution is in the possession of Greatbatch or any other member of the Greatbatch Group; (ii) all communications subject to a

Privilege occurring prior to the Distribution between counsel for Nuvectra or any other member of the Nuvectra Group (including in-house counsel and former in-house counsel who are employees of the Greatbatch Group) and any person who, at the time of the communication, was an employee of the Nuvectra Group, regardless of whether such employee is or becomes an employee of the Greatbatch Group; and (iii) all Privileged Information generated, received or arising after the Distribution that refers or relates to Privileged Information generated, received or arising prior to the Distribution. [Notwithstanding the foregoing, to the extent that the Joint Defense and Common Interest Agreement, dated                  2016, entered into by and between GB Ltd. and Nuvectra contains terms or requirements that differ from the those set forth in this Section 6.5, the terms or requirements of such Joint Defense and Common Interest Agreement will govern.]

(b) Upon receipt by Greatbatch or Nuvectra, as the case may be, of any subpoena, discovery or other request from any third party that calls for the production or disclosure of Privileged Information of the other or if Greatbatch or Nuvectra, as the case may be, obtains knowledge that any current or former employee of Greatbatch or Nuvectra, as the case may be, has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, Greatbatch or Nuvectra, as the case may be, shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Privileged Information and to assert any rights it may have under this Section 6.5 or otherwise to prevent the production or disclosure of Privileged Information. Greatbatch or Nuvectra, as the case may be, will not produce or disclose to any third party any of the other’s Privileged Information under this Section 6.5 unless (i) the other has provided its express written consent to such production or disclosure, or (ii) a court of competent jurisdiction has entered an order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable Privilege, doctrine or rule.

(c) Greatbatch’s transfer of Nuvectra Books and Records and other Information to Nuvectra, Greatbatch’s agreement to permit Nuvectra to obtain Information existing prior to the Distribution, Nuvectra’s transfer of Greatbatch Books and Records and other Information to Greatbatch, and Nuvectra’s agreement to permit Greatbatch to obtain Information existing prior to the Distribution are made in reliance on Greatbatch’s and Nuvectra’s respective agreements, as set forth in Section 6.8 and this Section 6.5, to maintain the confidentiality of such Privileged Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Greatbatch or Nuvectra, as the case may be. The access to Privileged Information being granted pursuant to Section 6.3 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.4(h) hereof and the disclosure to

Nuvectra and Greatbatch of Privileged Information relating to the Nuvectra Business or the Greatbatch Business pursuant to this Agreement in connection with the Separation and the Distribution shall not be asserted by Greatbatch or Nuvectra to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 6.5 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Greatbatch and Nuvectra in, or the obligations imposed upon Greatbatch and Nuvectra by, this Section 6.5.

Section 6.6 Payment of Expenses. From and after the Distribution Date, except as otherwise provided in this Agreement or in any Ancillary Agreement, each Party will bear its own expenses in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement; provided, however, that Greatbatch agrees that it is responsible for the payment of legal fees and expenses of Norton Rose Fulbright LLP incurred for services rendered prior to the Distribution Date on behalf of Nuvectra in connection with the Separation and the Distribution regardless of whether such fees are invoiced or submitted to Greatbatch following the Distribution Date.

Section 6.7 [Reserved.]

Section 6.8 Confidentiality.

(a) Greatbatch and Nuvectra shall hold and shall cause the members of the Greatbatch Group and the Nuvectra Group, respectively, to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence and not to disclose or release without the prior written consent of the other Party, any and all Confidential Information (as defined herein); provided, however, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, lenders, investors, financing sources, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, Greatbatch or Nuvectra, as the case may be, will be responsible or (ii) to the extent any member of the Greatbatch Group or the Nuvectra Group is compelled to disclose any such Confidential Information by judicial or administrative process or, in the opinion of legal counsel, by other requirements of Law. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, Greatbatch or Nuvectra, as the case may be, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which both Parties will cooperate in seeking to obtain. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed. As used in this Section 6.8, “Confidential Information” shall mean all confidential and proprietary Information (including proprietary Information relating to the ages, birth dates, social security numbers, health-related matters or other confidential matters concerning employees or former employees) of one Party which, prior to or following the Distribution Time, has been disclosed by Greatbatch or members of the Greatbatch Group, on the one hand, or

Nuvectra or members of the Nuvectra Group, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Section 6.4 hereof or any other provision of this Agreement or by virtue of employees of the Greatbatch Group becoming employees of Nuvectra as a result of the transactions contemplated hereby; except to the extent that such Information can be shown to have been (i) in the public domain or generally available to the public through no fault of such Party (or, in the case of Greatbatch, any other member of the Greatbatch Group or, in the case of Nuvectra, any other member of the Nuvectra Group), (ii) later lawfully acquired from other sources by the Party (or, in the case of Greatbatch, any other member of the Greatbatch Group or, in the case of Nuvectra, any other member of the Nuvectra Group) to which it was furnished, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information or (iii) independently developed or generated without reference to or use of the respective Confidential Information of the other Party.

(b) Notwithstanding anything to the contrary set forth herein, (i) Greatbatch and the other members of the Greatbatch Group, on the one hand, and Nuvectra and the other members of the Nuvectra Group, on the other hand, shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between Greatbatch or any other member of the Greatbatch Group or Nuvectra or any other member of the Nuvectra Group, on the one hand, and any employee of Greatbatch or any other member of the Greatbatch Group, or Nuvectra or any other member of the Greatbatch Group, on the other hand, shall remain in full force and effect. Confidential Information of Greatbatch or any other member of the Greatbatch Group, on the one hand, or Nuvectra or any other member of the Nuvectra Group, on the other hand, in the possession of and used by the other as of the Distribution Time may continue to be used by such Person in possession of the Confidential Information in and only in the operation of the Greatbatch Business or the Nuvectra Business, as the case may be, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 6.8(a). Such continued right to use may not be transferred to any third party unless the third party purchases all or substantially all of the business and Assets of Greatbatch or Nuvectra, or any Asset of Greatbatch or Nuvectra in which the relevant Confidential Information is used or employed, in one transaction or in a series of related transactions, and such prospective purchaser executes a written agreement with Nuvectra or Greatbatch, as the case may be (which agreement shall be fully and directly enforceable by Nuvectra or Greatbatch, respectively), in which such Party agrees to be bound in perpetuity by the terms of this Section 6.8.

Section 6.9 Insurance.

(a) The Parties intend by this Agreement that, to the extent that the terms of any applicable Insurance Policy or D&O Policy provide for coverage for a Covered Matter, Nuvectra, each other member of the Nuvectra Group and each of their respective directors, officers and employees will be successors in interest and will have and be fully entitled to continue to exercise all rights that any of them may have as of the Distribution Time (with respect to events occurring or claimed to have occurred before the Distribution Time) as a

Subsidiary, Affiliate, division, director, officer or employee of Greatbatch before the Distribution Time under any Insurance Policy or D&O Policy with respect to that Covered Matter, including any rights that Nuvectra, any other member of the Nuvectra Group or any of their respective directors, officers, or employees may have as an insured or additional named insured, Subsidiary, Affiliate, division, director, officer or employee to avail itself, himself or herself of any policy of insurance or any agreements related to the policies in effect before the Distribution Time, with respect to events occurring before the Distribution Time.

(b) For a period of six years from and after the Distribution Date, Greatbatch shall use commercially reasonable efforts to maintain in full force and effect a directors and officers insurance policy substantially similar to the D&O Policy and to otherwise maintain the rights of Nuvectra, the other members of the Nuvectra Group and their respective directors, officers, and employees under the D&O Policy.

(c) For a period of six years from and after the Distribution Date, Nuvectra agrees, on its own behalf and on behalf of each other member of the Nuvectra Group, that Greatbatch and each other member of the Greatbatch Group shall be named as an additional insured under Nuvectra’s or any member of the Nuvectra Group’s commercial general liability policies, products liability policies, and excess liability policies. Nuvectra and any member of the Nuvectra Group further agrees that such insurance will be primary and non-contributory in regard to the interest of these additional insureds and that any insurance maintained by these additional insureds is excess. Nuvectra and any member of the Nuvectra Group will provide not only certificates of insurance naming Greatbatch and any member of the Greatbatch Group as additional insureds but will also provide actual copies of the relevant declaration pages and endorsements naming Greatbatch and any member of the Greatbatch Group as additional insureds.

(d) After the Distribution Time, Greatbatch (and each other member of the Greatbatch Group) and Nuvectra (and each other member of the Nuvectra Group) shall not, without the consent of Nuvectra or Greatbatch, respectively (such consent not to be unreasonably withheld, conditioned or delayed), provide any insurance carrier with a release or amend, modify or waive any rights under any Insurance Policy or D&O Policy if such release, amendment, modification or waiver thereunder would materially adversely affect any rights of any member of the Group of the other Party with respect to insurance coverage otherwise afforded to such other Party for Covered Matters or other pre-Distribution claims; provided, however, that the foregoing shall not (i) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (ii) require any member of any Group to pay any premium or other amount or to incur any Liability or (iii) subject to the obligations of Greatbatch in Section 6.9(b) and of Nuvectra in Section 6.9(c), require any member of any Group to renew, extend or continue any policy in force.

(e) The provisions of this Agreement are not intended to relieve any insurer of any Liability under any policy.

(f) No member of the Greatbatch Group or any Greatbatch Indemnitee will have any Liabilities whatsoever as a result of the Insurance Policies or D&O Policies as in effect at any time before the Distribution Time, including as a result of (i) the level or scope of any insurance, (ii) the creditworthiness of any insurance carrier, (iii) the terms and conditions of any policy, or (iv) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim.

(g) Except to the extent otherwise provided in Section 6.9(b), in no event will Greatbatch, any other member of the Greatbatch Group or any Greatbatch Indemnitee have any Liability or obligation whatsoever to any member of the Nuvectra Group if any Insurance Policy or D&O Policy is terminated or otherwise ceases to be in effect for any reason, is unavailable or inadequate to cover any Liability of any member of the Nuvectra Group for any reason whatsoever or is not renewed or extended beyond the current expiration date.

(h) This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and will not be construed to waive any right or remedy of any members of the Greatbatch Group in respect of any insurance policy or any other contract or policy of insurance.

(i) Nothing in this Agreement will be deemed to restrict any member of the Nuvectra Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

(j) To the extent that any Insurance Policy or D&O Policy provided for the reinstatement of policy limits, and both Greatbatch and Nuvectra desire to reinstate such limits, the cost of reinstatement will be shared by Greatbatch and Nuvectra as the Parties may agree. If either Party, in its sole discretion, determines that such reinstatement would not be beneficial, that Party shall not contribute to the cost of reinstatement and will not make any claim thereunder nor otherwise seek to benefit from the reinstated policy limits.

(k) For purposes of this Agreement, “Covered Matter’’ shall mean any matter, whether arising before or after the Distribution Time, with respect to which any Nuvectra Indemnitee may seek to exercise any right under any Insurance Policy or D&O Policy pursuant to this Section 6.9. If Nuvectra receives notice or otherwise learns of any Covered Matter, Nuvectra shall promptly give Greatbatch written notice thereof. Any such notice shall describe the Covered Matter in reasonable detail. With respect to each Covered Matter, Greatbatch shall have sole responsibility for reporting the claim to the insurance carrier and will provide a copy of such report to Nuvectra. If Greatbatch or another member of the Greatbatch Group fails to notify Nuvectra within 10 days that it has submitted an insurance claim with respect to a Covered Matter, Nuvectra shall be permitted to submit (on behalf of the applicable Nuvectra Indemnitee) such insurance claim.

(l) Each of Nuvectra and Greatbatch will share such information as is reasonably necessary in order to permit the other Party to manage and conduct its insurance matters in an orderly fashion and provide the other Party with any assistance that is reasonably necessary or beneficial in connection such Party’s insurance matters.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements, (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and the Ancillary Agreements to be executed and delivered on or prior to the Distribution Time, and (d) this Agreement and such Ancillary Agreements are legal, valid and binding obligations, enforceable against it in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.

Section 7.2 Termination. This Agreement and each of the Ancillary Agreements may be terminated at any time prior to the Distribution Time by and in the sole discretion of Greatbatch without the approval of Nuvectra. In the event of termination pursuant to this Section, neither Party shall have any Liability of any kind to the other Party.

Section 7.3 Entire Agreement. This Agreement, the Ancillary Agreements and the Schedules referenced herein or therein or attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

Section 7.4 Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns; and, except as provided in Article III and Section 6.9, nothing in this Agreement, express or implied, is intended to confer upon any Person except the Parties and their respective Groups any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by either Party, except with the prior written consent of the other Party.

Section 7.5 Amendment. No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of both of the Parties.

Section 7.6 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available. Greatbatch shall be permitted to set-off any unpaid amount owed by Nuvectra under this Agreement, any of the Ancillary Agreements or any of the Surviving Agreements against any amounts owed by Greatbatch or any member of the Greatbatch Group to Nuvectra or any member of its Group under this Agreement, any Ancillary Agreement or any Surviving Agreement.

Section 7.7 Notices. Unless otherwise expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided, however, that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a Party as it shall have specified by like notice.

Section 7.8 Counterparts; Facsimile Signatures. This Agreement, including the Schedules hereto and the other documents referred to herein, may be executed in multiple counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement, and any of the other agreements, documents and instruments contemplated hereby, by facsimile transmission shall be as effective as delivery of a manually signed counterpart hereof or thereof

Section 7.9 Severability. If any term or other provision of this Agreement or the Schedules attached hereto is determined by a non-appealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 7.10 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 7.11 Specific Performance. Except as may be provided otherwise in any Ancillary Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or the Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of their rights under this Agreement or such Ancillary

Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss, and waive any defense in any Proceeding for specific performance that a remedy at law would be adequate. Any requirements for the securing or posting of any bond with such remedy are waived.

Section 7.12 Construction. This Agreement and the Ancillary Agreements shall be construed as if jointly drafted by Nuvectra and Greatbatch and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment and upon the advice of the attorneys of their choosing. The Parties have had access to independent legal advice, have conducted such investigations they and their counsel thought appropriate, and have consulted with such other independent advisors as they and their counsel deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by any other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 7.13 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Group member or Affiliate of such Party.

Section 7.14 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a stockholder, director, employee, officer, members, manager, agent or representative of Greatbatch or Nuvectra, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of Greatbatch or Nuvectra, as applicable, under this Agreement or any Spin-off Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of Greatbatch and Nuvectra, for itself and its respective stockholders, directors, employees, officers, managers, members, agents and representatives, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

Section 7.15 Exclusivity of Tax Matters. Notwithstanding any other provision of this Agreement (other than Sections 2.1, 3.6, 4.3(b) and Article V), the provisions of the Tax Matters Agreement shall exclusively govern all matters related to Taxes.

[Signature Page Follows]

WHEREFORE, the Parties have signed this Separation and Distribution Agreement effective as of the date first set forth above.

GREATBATCH, INC.

By:
Name:
Title:

QIG GROUP, LLC
(to be converted into Nuvectra Corporation)

By:
Name:
Title: